Exhibit 99.1

Delinquencies, Repossessions and Net Losses

The following tables set forth information with respect to the experience of Onyx relating to delinquencies, loan losses and recoveries for the portfolio Onyx Gold motor vehicle contracts serviced by Onyx. The tables include delinquency information relating to those motor vehicle contracts that were purchased, originated, sold and serviced by Onyx for the Onyx Gold program. All of the motor vehicle contracts were originally purchased by Onyx from dealers, or originated by Onyx. Delinquency and loan loss experience may be influenced by a variety of economic, social and other factors. As a result, there can be no assurance that the delinquency and loan loss experience of the motor vehicle contracts in the pool will correspond to the delinquency and credit loss experience of the portfolio of motor vehicle contracts set forth in the following tables.

Management continues to rely on the use of current technology such as predictive dialers utilizing an automated processing system for contacting delinquent borrowers.

Onyx Gold Delinquency Experience

	For three months ended March 31,		Year Ended December 31
	2005	2004	2004	2003
Serviced portfolio	$589,477,692	$424,577,766	$608,737,103	$198,280,683
Delinquencies (1) (2)
30-59 days	$283,103	$124,199	$235,961	$69,909
60-89 days	$107,677	$0	$17,115	$0
90+ days	$84,822	$2,698	$61,575	$0
Total delinquencies as a percent of servicing portfolio	0.08%	0.03%	0.05%	0.04%

(1)	Delinquencies include principal amounts only, net of repossessed inventory and accounts in bankruptcy. Delinquent repossessed inventory as a percent of period end principal outstanding was 0.05%, 0.02%, 0.05% and 0.01% at March 31, 2005, March 31, 2004, December 31, 2004 and December 31, 2003 respectively. Delinquent thirty-plus day contracts in bankruptcy as a percent of period end principal outstanding were 0.03%, 0.00%, 0.01% and 0.00% at March 31, 2005, March 31, 2004, December 31, 2004 and December 31, 2003 respectively.
(2)	The period of delinquency is based on the number of days payments are contractually past due.

Note: There is no data for the Onyx Gold Program prior to 2003.

Onyx Gold Credit Loss Experience

	Quarter ended March 31,		Year ended December 31,
	2005	2004	2004	2003
Period End Principal Outstanding	$589,477,692	$424,577,766	$608,737,103	$198,280,683
Average Principal Outstanding	$601,853,867	$297,740,096	$513,325,035	$40,781,705
Number of Contracts outstanding	32,952	20,342	32,421	9,614
Average Number of Contracts outstanding	32,814	14,336	25,546	1,984
Number of Repossessions	28	4	60	3
Number of Repossessions as a % of the average number of contracts outstanding (1)	0.34%	0.11%	0.23%	0.15%
Gross Charge-offs	$302,205	$8,554	$584,455	$0
Recoveries	$57,677	$1,187	$39,765	$0
Net Charge-offs	$244,528	$7,367	$544,690	$0

Net Charge-offs as a percent of Avg Principal Outstanding (1)	0.16%	0.01%	0.11%	0.00%

(1)	Annualized

Note: There is no data for the Onyx Gold Program prior to 2003.